CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-1A of our report dated December 16, 2022, relating to the financial statement of BCM Focus Small/Micro-Cap Fund, a series of BCM Focus Funds, as of December 12, 2022, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
December 16, 2022